Exhibit 10.1

SIDE AGREEMENT

This side agreement (this “Agreement”) is entered into as of August 4, 2016 between Keyuan Petrochemicals, Inc., a Nevada corporation (the “Company”), and Delight Reward Limited, a British Virgin Islands company and a majority shareholder of the Company (“Delight Reward”), as a side agreement to that certain share purchase and settlement agreement that the Company, Delight Reward, and other affiliated parties of the Company entered into with Dragon State Limited (“Dragon State”) and others on July 11, 2016 (the “Settlement Agreement”).

WHEREAS, immediately prior to the execution of the Settlement Agreement, Dragon State was the holder of (1) 5,333,340 shares of Series B preferred stock of the Company, par value $0.001 per share (the “Shares”), convertible a certain number of shares of common stock, par value $0.001 per share (the “Common Stock”) (the Common Stock that are convertible from the Shares, the “Convertible Shares”); (2) 800,001 series C warrants to purchase 800,001 shares of the Company’s common stock at a price of $4.50 per share (subject to adjustments); and (3) 800,001 series D warrants to purchase 800,001 shares of the Company’s Common Stock at a price of $5.25 per share (subject to adjustments, together with series C warrants, the “Warrants”);

WHEREAS, on October 28, 2014, Dragon State filed a complaint against, among others, the Company and Mr. Chunfeng Tao, seeking rescission of the securities purchase agreement dated September 28, 2010 pursuant to which Dragon State purchased the Shares and Warrants (together, the “Purchased Securities”), and the return of $20 million, and in the alternative, seeking monetary damages to be determined at a trial but not less than $20 million (the “Complaint”);

WHEREAS, Delight Reward and the Company acknowledge, agree, and confirm that the Warrants are not exercisable under their respective terms, and therefore have no value;

WHEREAS, in consideration of the Company’s entry into the Settlement Agreement and the payment made under the Settlement Agreement, Delight Reward and the Company agreed that the Shares and the Warrants would be delivered to Delight Reward, and in return Delight Reward would pay to the Company a fair market value for such securities;

WHEREAS, pursuant to the Settlement Agreement, the Company and Delight Reward, as applicable, agreed to cause Dragon State to be paid RMB 18 million to purchase the Purchased Securities from Dragon State and to settle all other claims made in the Complaint, such payments to be made within 10 business days of the execution of the Settlement Agreement;

WHEREAS, the Company, together with Keyuan Group Limited, its wholly owned subsidiary, paid an aggregate amount of RMB 18 million to Dragon State under the Settlement Agreement and Dragon State delivered the Shares and Warrants at the direction of the Company to Delight Reward;

WHEREAS, the parties hereto have deemed that it is fair and reasonable to determine the purchase price per Convertible Share based upon the highest sale price of the Company’s Common Stock, as reported on the Over-the-Counter (“OTC”) Pink Marketplace during the period commencing on the date when the Settlement Agreement was executed; and

WHEREAS, Delight Reward has agreed not to claim, or attempt to claim for any reason and in any circumstance, that the Warrants are exercisable.

Now, therefore, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE

The Company has paid all necessary amounts under the Settlement Agreement, and Delight Reward has received the Purchased Securities pursuant to the Settlement Agreement, and Delight Reward shall pay to the Company for each Convertible Share the highest sale price of the Company’s Common Stock per share as reported on the OTC Pink Marketplace during a period commencing on the date of the Settlement Agreement (the aggregate amount for all Convertible Shares, the “Purchase Price”).

ARTICLE II.

PAYMENT

Delight Reward shall pay the Purchase Price within 10 days of the date hereof in US dollars or its equivalent in RMB (based on the interbank USD/RMB exchange rate published by the People’s Bank of China at the date when the Settlement Agreement was executed).

ARTICLE III.

REPRESENTATION AND WARRANTIES OF DELIGHT REWARD

Delight Reward hereby represents and warrants to the Company that:

Section 3. 1                 Existence.

Delight Reward is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted.

Section 3. 2                 Authorization, Enforceability.

Delight Reward has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by Delight Reward of this Agreement has been duly authorized by all necessary action on the part of Delight Reward; and this Agreement constitutes the legal, valid and binding obligations of Delight Reward, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 3.3                  No Breach.

The execution, delivery and performance of this Agreement by Delight Reward and the consummation by Delight Reward of the transactions contemplated hereby does not and will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which Delight Reward is a party or by which Delight Reward is bound or to which any of property or assets of Delight Reward is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of Delight Reward, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over Delight Reward or the property or assets of Delight Reward, except in the cases of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement.

Section 3.4                  Certain Fees.

No fees or commissions are or will be payable by Delight Reward to brokers, finders, or investment bankers with respect to the purchase of the Purchased Securities, or the consummation of the transaction contemplated by this Agreement. Delight Reward agrees that it will indemnify and hold harmless the Company from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Delight Reward in connection with the purchase of the Purchased Securities or the consummation of the transactions contemplated by this Agreement.

Section 3.5                  Investment.

The Shares and Warrants are being acquired for Delight Reward’s own account, not as a nominee or agent, and with no present intention of distributing the Purchased Securities or the Convertible Shares or any part thereof, and Delight Reward has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or other jurisdiction, without prejudice, however, to Delight Reward’s right at all times to sell or otherwise dispose of all or any part of the Purchased Securities or the Convertible Shares under a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or under an exemption from such registration available thereunder (including, if available, the rules and regulations of the U.S. Securities and Exchange Commission promulgated under the Securities Act by which securities may be sold without filing a registration statement which are referred herein as the “Registration Exemptions”). Delight Reward was not formed for the purpose of acquiring any of the Shares, the Warrants or the Convertible Shares. If Delight Reward should in the future decide to dispose of any of the Shares, Warrants or Convertible Shares, Delight Reward understands and agrees (a) that it may do so only in compliance with the Securities Act and applicable state or other securities laws, as then in effect, including a sale contemplated by any registration statement pursuant to which such securities are being offered, or pursuant to an exemption from the Securities Act, and (b) that stop-transfer instructions to that effect may be in effect with respect to such securities.

Section 3.6                  Nature of Purchaser.

Delight Reward represents and warrants to, and covenants and agrees with, the Company that, (i) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the United States Securities and Exchange Commission pursuant to the Securities Act (the “Regulation D”), (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Securities and Convertible Shares, (iii) was advised by the Company to obtain United States counsel, either obtained United States counsel or had a full and fair opportunity and the means to obtain United States counsel, and (iv) is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 3.7                  Restricted Securities; Affiliate Status.

Delight Reward understands that the Purchased Securities and the Convertible Shares may be characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Delight Reward represents that it is a sophisticated party knowledgeable with respect to Registration Exemptions. Delight Reward (i) acknowledges that Delight Reward is deemed an “affiliate” of the Company under the Securities Act, (ii) acknowledges that it understands the additional restrictions under the Securities Act applicable to affiliates of the Company, and (iii) either (a) confirms having discussed such restrictions with United States securities counsel or (b) acknowledges that it had both the means and a full and fair opportunity to obtain United States securities counsel and discuss such restrictions prior to entering into this Agreement.

Section 3.8                  Legend.

Delight Reward understands that any certificates or statements evidencing any Purchased Securities or the Convertible Shares may bear a legend in substantially the following form (or a legend that provides a similar type disclaimer): “These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). These securities may not be sold or offered for sale except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the Company and transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

Section 3.9                  Short Selling.

Delight Reward has not entered into or effected any short sales of the Common Stock owned by it between the time it first began discussion with the Company about the transactions contemplated by this Agreement and the date hereof.

Section 3.10                No General Solicitation or General Advertising.

Delight Reward is not aware of any form of general solicitation or general advertising (within the meaning of Regulation D) in respect of the Purchased Securities, including (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television, radio, or the internet; and (2) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising).

Section 3.11                Broker-Dealer Status.

Delight Reward is not a broker dealer registered under Section 15(a) of the Exchange Act, or a member of Financial Industry Regulatory Authority, Inc. or an entity engaged in the business of being a broker-dealer.

Section 3.12               Offering Materials.

Delight Reward did not receive from the Company or its agent any offering materials or other documents in connection with offers and sales of the Purchased Securities.

Section 3.13                Bad Actor.

Delight Reward and its beneficial owners of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power (each, a “Covered Person”) is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Delight Reward has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The purchase of the Purchased Securities or the conversion of the Shares by Delight Reward will not subject the Company to any Disqualification Event. Delight Reward acknowledges that it is aware of the settlement between the Company and the U.S. Securities and Exchange Commission, which was approved by the United District Court for the District of Columbia on July 2, 2013, which may have triggered disqualification under Rule 506(d)(1) under the Securities Act but occurred before September 23, 2013.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows:

Section 4.1                  Due Authorization.

This Agreement has been duly and validly authorized, and constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 4.2                 Valid Issuance; No Preemptive Rights.

Each of (i) the Shares have been, and, (ii) upon the due conversion of Shares, the Convertible Shares shall be, duly authorized in accordance with the articles of incorporation of the Company and, when issued and delivered upon conversion into shares of Common Stock, such Common Stock, will be validly issued, fully paid and non-assessable.

Section 4.3                  No Integration.

Neither the Company nor any person, or any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company, has, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Purchased Securities in a manner that would require registration under the Securities Act.

Section 4.4                  No General Solicitation or General Advertising.

Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Purchased Securities by any form of general solicitation or general advertising (within the meaning of Regulation D, and including (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television, radio, or the internet; and (2) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising).

Section 4.5                  Certain Fees.

There are no fees or commissions are or will be payable by the Company to brokers, finders, or investment bankers with respect to the sale and purchase of any of the Purchased Securities or the issuance of the Convertible Shares or the consummation of the transaction contemplated by this Agreement.

Section 4.6                  Offering Materials.

Neither the Company nor any agents of the Company provided Delight Reward with any offering materials or any other documents in connection with offer and sale of the Purchased Securities.

Section 4.7                  Bad Actor.

The Company and its officers and directors are not subject to any Disqualification Event except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Delight Reward has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The Company is a party of a settlement, which would potentially have triggered disqualification under Rule 506(d)(1) under the Securities Act but occurred before September 23, 2013.

ARTICLE V.

COVENANTS

Section 5.1                  No Exercise of Warrants.

Delight Reward agrees, confirms and acknowledges that the Warrants are not exercisable, and it will not claim or demand, or attempt to claim or demand for any reason and in any circumstance that the Warrants are exercisable.

Section 5.2                  Taking of Necessary Action.

Each of the parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under law to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI.

MISCELLANEOUS

Section 6.1                  Communications.

All notices and demands provided for hereunder shall be in writing and shall be given by mail, facsimile, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

(i)                If to Delight Reward

Delight Reward Limited

Uni8te 06, 21/F Beautiful Group Tower

77 Connaught Road Central, Hong Kong

Attn: Chunfeng Tao

Facsimile: +86 0574 86232618

(ii)               If to the Company:

Keyuan Petrochemicals, Inc.
c/o Ningbo Keyuan Plastics Co., Ltd.

No. 98 Gangkou Road,

Qijiashan, Beilun District, Ningbo City,

Zhejiang Province, China 315803

Attention: Feng Chen

Facsimile: +86 0574 86232616

or to such other address as the Company or the Delight Reward may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 6.3                  Governing Law.

This Agreement will be construed in accordance with and governed by the laws of the State of New York without regard to conflicts of laws principles. Any controversy, dispute or claim arising out of or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort of statute) may be brought in any New York State or federal court.

Section 6.4                  Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. Facsimile or electronic (i.e., PDF) signatures shall be as effective as original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Delight Reward have caused this Agreement to be executed by duly authorized persons as of the date first written above.

Keyuan Petrochemicals, Inc.

By:	/s/ Feng Chen
Name: Title:	Feng Chen Chief Executive Officer

Delight Reward Limited

By:	/s/ Chunfeng Tao
Name: Title:	Chunfeng Tao Director